EXHIBIT 10.1

SCHNITZER STEEL INDUSTRIES, INC.
EMPLOYMENT AGREEMENT

Tamara L. Adler (Lundgren)—Executive

Schnitzer Steel Industries, Inc.—Company
PO Box 10047
Portland, OR 97296-0047

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the Company and Executive agree as follows.

1.  Effective Date and Term. The effective date of this Agreement is March 24, 2006, and this Agreement governs the terms and conditions of Executive’s employment through August 31, 2009. This Agreement replaces and supersedes the Agreement of Initial Employment Terms dated August 4, 2005 between the Company and Executive. This Agreement has been approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”.

2.  Employment At-Will. The Company employs Executive as Executive Vice President, Strategy & Investments, and President—Shared Services of the Company (EVPS&I—PSS) on the terms and conditions set forth in this Agreement. Executive serves as EVPS&I—PSS of the Company at the pleasure of the Company, and reports to the President & Chief Executive Officer. Executive’s employment is at will and may be terminated at any time, for any reason or no reason, upon notice by either the Company or Executive, subject to the obligations of the Company and Executive as provided in this Agreement. Termination of Executive as EVPS&I—PSS, for any reason, shall constitute the resignation by Executive, effective upon such termination as an officer of the Company. Upon request, Executive shall provide the Company with additional written evidence of any such resignation

3.  Change in Control Severance Agreement. The Company and the Executive have entered into a Change in Control Severance Agreement dated March 24, 2006 (the “Change in Control Agreement”).

4.  Annual Salary and Bonus.

(a)  Base Salary. Beginning January 1, 2006, Executive’s base salary (the “Base Salary”) shall be at the annual rate of $550,000. Base Salary shall be payable in installments on regular Company paydays, subject to withholding for taxes and other proper deductions. Base Salary for any partial period of employment shall be prorated. Executive’s performance and the amount of the Base Salary shall be reviewed annually in connection with the Company’s normal compensation review and bonus cycle for executive officers, and the

Base Salary may be increased from time to time in the sole discretion of the President & Chief Executive Officer.

(b)  Annual Performance Bonus for Fiscal Year Ended August 31, 2006. Executive’s target cash bonus for the fiscal year ending August 31, 2006 shall be $550,000. The actual amount of Executive’s bonus for this period shall be determined by the President & Chief Executive Officer in his sole discretion, subject to review by the Compensation Committee, based on his judgment regarding Executive’s performance during fiscal year 2006, and may be more or less than the target amount. There is no pre-determined minimum or maximum amount of the bonus. Bonus payment for performance during fiscal year 2006 will be on the basis of a review and discussion with the President & Chief Executive Officer, and will include consideration of a variety of financial and organizational objectives and the overall performance of the Company, as well as the achievement of personal goals agreed with the President & Chief Executive Officer. The bonus provided for in this Section 4(b) shall be payable to Executive on a date selected by the Company between September 1 and November 15, 2006, and is subject to withholding for taxes and other proper deductions.

(c)  Annual Performance Bonus for Fiscal Years ending August 31, 2007, 2008 and 2009. At the beginning of fiscal year 2007, 2008 and 2009 (and in any event no later than 90 days into the fiscal year) the President & Chief Executive Officer will establish a bonus program for that fiscal year for Executive that will have two components: a component based on objective Company financial measures and a component based on management objectives (MBO). The first component will set forth objective Company financial performance criteria that will determine the amount of Executive’s bonus. The plan will specify bonus amounts higher and lower than the target for Company performance based on the predetermined objectives. The second component will be based on MBO performance criteria. At the beginning of each fiscal year the President & Chief Executive Officer, in consultation with Executive, will establish management objectives for Executive which will be clearly understood and measurable. The plan will specify bonus amounts higher or lower than the target for performance based on the objectives. At the end of the fiscal year, the President & Chief Executive Officer will review Executive’s performance, and determine the extent to which the objectives have been met and the applicable bonus amount. For FY 2007, the target annual bonus under the combined bonus plan will be 1x Base Salary, and the Company financial performance component will apply to 50% of the bonus target and the MBO component will apply to 50% of the bonus target. The same shall apply for FY2008 and 2009 unless otherwise determined by the President & Chief Executive Officer in consultation with Executive. The bonus for a fiscal year shall be payable to Executive on a date selected by the Company between September 1 and November 15 , 2006 in the next fiscal year, and is subject to withholding for taxes and other proper deductions.

5.  Options and Other Benefits.

(a)  Option Grants. The amount and terms of any stock option grants after the date of this Agreement shall be in the discretion of the Compensation Committee, as recommended to the Committee by the President & Chief Executive Officer.

(b)  Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans, insurance, executive medical coverage, sick leave, holidays, auto allowance and such other benefits as the Company from time to time may generally provide to its most senior officers, except that Executive shall not be a participant in the Company’s Supplemental Executive Retirement Bonus Plan (“SERBP”) or the Company’s Economic Value Added Bonus Program. If Executive’s employment continues beyond June 1, 2006, Executive will also become eligible for retirement benefits, including the SERBP, subject to the Compensation Committee’s review and approval regarding the terms and conditions of such benefits.

(c)  Long Term Incentive Plan. Executive is eligible to participate in the Company’s long term incentive programs (“LTIP”), and awards to Executive under the LTIP will be made at the discretion of the Compensation Committee, as recommended by the President & Chief Executive Officer, in accordance with the modified LTIP now in effect for the Company, or as later modified by the Company.

6.  Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a)  “Cause” shall mean (i) the willful and continued failure by Executive to perform substantially her assigned duties with the Company (other than any such failure resulting from her incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the President & Chief Executive Officer of the Company which specifically identifies the manner in which the President & Chief Executive Officer believes that Executive has not substantially performed her duties or (ii) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this Section 6(a) (ii), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that her action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to direction from the President & Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a letter from the President and Chief Executive Officer, finding (after reasonable notice to her and an opportunity for her, together with her counsel, to be heard) that in his good faith opinion she was guilty of the conduct set forth above in (i) or (ii) of this paragraph (a) and specifying the particulars thereof in detail.

(b)  “Disability” shall mean Executive’s absence from her duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of her incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination is given to Executive following such absence she shall have returned to the full-time performance of her duties.

(c)  “Good Reason” shall mean termination by Executive of Executive’s employment with the Company based on any of the following events:

(i)  a substantive change or diminution in Executive’s status, title, positions or responsibilities as EVPS&I—PSS or the assignment to Executive of any duties or responsibilities which are inconsistent with such status, title or positions, or any removal of

Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive’s employment for Cause or Disability or as a result of Executive’s death or by Executive other than for Good Reason;

(ii)  a reduction by the Company in Executive’s base salary;

(iii)  the failure by the Company to provide to Executive the compensation and benefits as provided in Section 4 of this Agreement;

(iv)  the failure by the Company to provide and credit Executive with the number of paid vacation days to which Executive is then entitled in accordance with the Company’s normal vacation policy;

(v)   the Company’s requiring Executive to relocate her residence, or change her base office locations from either of the current locations in New York and Portland (or other offices in reasonable proximity within those cities), absent agreement with the Executive, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Executive undertook as of the date of this Agreement;

(vi)  the failure by the Company to obtain from any Successor (as defined in Section 10 of this Agreement) the assent to this Agreement contemplated by Section 10; or

(vii)  the failure by the Company to pay Executive any portion of Executive’s current compensation, to credit any deferred compensation plan account of Executive in accordance with Executive’s previous election, or to pay Executive any portion of an installment of deferred compensation under any plan in which Executive participated, within seven (7) days of the date such compensation is due.

(viii)     Notwithstanding any provision in this Agreement to the contrary, Executive may terminate her employment for “Good Reason” only if (1) within 30 days after notice to Executive of the occurrence of any of the circumstances giving rise to “Good Reason,” Executive gives written notice to the Company of Executive’s believe that Good Reason exists and of her intention to terminate her employment for Good Reason and (2) within 30 days of such notice from Executive the circumstances giving rise to Good Reason are not fully corrected.

7.  Effect of Termination of Employment.

(a)  Termination by the Company for Cause or by Executive without Good Reason. If the Company terminates Executive’s employment for Cause or Executive terminates her employment without good reason, Executive shall be entitled to receive only (i) the Base Salary and any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive, (ii) all paid time off accrued but untaken through the effective date of such termination, and (iii) reimbursement of expenses incurred through the effective date of such termination pursuant to the Company normal expense reimbursement policy. The amounts described in clauses (i) through (iii) of the foregoing are referred to as the “Accrued Obligations.”

(b)  Termination by the Company Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason at any time before September 1, 2009 and not under circumstances that would give rise to severance payments to Executive under the Change in Control Agreement:

(i)  Executive shall be entitled to receive the Accrued Obligations;

(ii)  Executive shall be entitled to receive a severance payment (subject to applicable taxes and withholding) in a lump sum in an amount equal to two times Executive’s annualized rate of Base Salary in effect immediately prior to the time of termination plus two times Executive’s target annual bonus in effect immediately prior to the termination;

(iii)  Executive shall be paid a prorata portion of the target bonus for the fiscal year in which the termination occurs (based on the portion of the year worked); and

(iv)  all options to purchase Company common stock then held by Executive shall become immediately vested and exercisable in full and all performance shares and restricted stock then held by Executive shall become immediately vested and all related forfeiture provisions shall lapse.

(c)  Death. If Executive’s employment is terminated as a result of Executive’s death, Executive shall be entitled to receive the Accrued Obligations.

(d)  Disability. If Executive’s employment is terminated as a result of Executive’s Disability, Executive shall be entitled to receive the Accrued Obligations.

(e)  Date of Payment. Except as otherwise provided in this Agreement, all cash payments and lump-sum awards required to be made pursuant to the provisions of this Section 7 shall be made no later than the 30th day following the effective date of Executive’s termination.

(f)  Release of Claims. The Company shall have the right to require Executive to execute an appropriate general release of claims relating to her employment at the Company and termination of employment at the Company that could be brought by Executive hereunder as a condition to Executive’s receipt of any payments pursuant to this Section 7.

(g)  Options, Performance Shares and Restricted Stock. The options, performance shares and restricted stock awarded to Executive by the Company shall, in the event of a termination of Executive’s employment, be governed by the provisions of the applicable award agreement; provided that the accelerated vesting provisions of Section 7(b)(iv) shall, if triggered, control in the event of any inconsistency with any such agreement.

(h)  No Obligation of Executive to Mitigate. The amount of any payment provided for in this Section 7 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the date of termination.

(i)  280G Excise Tax Gross Up Provision. If any of the payments provided for in Section 7(b) will be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company shall pay to Executive at the time any such payment is paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the payment provided for in Section 7(b). For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment directly and indirectly attributable to such reduction plus interest on the amount of such repayment at the rate provided for in section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined. The Company shall withhold the Excise Tax in accordance with section 4999(b) of the Code, and shall withhold federal, state and local income taxes from payments under Section 7(b) and Gross-Up Payments as required by law.

8.  Withholding. Payment of all compensation under this Agreement, including but not limited to the Base Salary and Annual Performance Bonus, shall be subject to all applicable federal, state and local tax withholding.

9.  Attorneys’ Fees. Each party shall bear her or its own costs and attorneys’ fees which have been or may be incurred in connection with the negotiation of this Agreement. The Company shall pay to Executive all reasonable legal fees and related expenses incurred by Executive in good faith as a result of Executive seeking to obtain or enforce in good faith any right or benefit provided by this Agreement.

10.    Successors; Binding Agreement.

(a)  Upon Executive’s written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s voting securities or otherwise.

(b)  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

11.    Survival. The respective obligations of, and benefits afforded to, the Company and Executive as provided in Sections 7, 9 and 15 of this Agreement shall survive termination of Executive’s employment and this Agreement.

12.     Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the Company as set forth on the first page of this Agreement or Executive as set forth in the Company’s records, provided that all notices to the Company shall be directed to the attention of the President & Chief Executive Officer of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and the President & Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

14.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.      Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses of the arbitrators arising in connection with any arbitration proceeding pursuant to this Section 15.

16.     Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and Executive shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

17.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

Dated:     March 24, 2006

SCHNITZER STEEL INDUSTRIES, INC.

By /s/ John D. Carter	/s/ Tamara L.Adler (Ludgren)
Name: John D. Carter Title: President & Chief Executive Officer	Tamara L. Adler (Lundgren)